FIRST TRUST EXCHANGE-TRADED FUND V

                             SUBSCRIPTION AGREEMENT

      This Subscription Agreement (the "Agreement") made this 12th day of June, 2013 by and between First Trust Exchange-Traded Fund V, a Massachusetts business trust (the "Trust"), on behalf of its series, First Trust Morningstar Managed Futures Strategy Fund (the "Fund"), and First Trust Portfolios L.P., an Illinois limited partnership (the "Subscriber").

                                   RECITALS:

       1. The Trust has been formed for the purposes of carrying on business as an open-end management investment company;

          2. The Fund is a series of the Trust; and

       2. The Subscriber wishes to subscribe for and purchase, and the Trust wishes to sell to the Subscriber, 3,334 shares of the Fund at $30 per share.

         NOW, THEREFORE, IT IS AGREED:

       l. The Subscriber subscribes for and agrees to purchase from the Trust 3,334 shares of the Fund at $30 per share. Subscriber agrees to make payment for these shares of the Fund at such time as demand for payment may be made by an officer of the Trust.

       2. The Trust, on behalf of the Fund, agrees to issue and sell said shares to Subscriber promptly upon its receipt of the purchase price.

       3. To induce the Trust, on behalf of the Fund, to accept its subscription and issue the shares subscribed for, the Subscriber represents that it is informed as follows:

              (a) That the shares being subscribed for have not been and will not be registered under the Securities Act of l933 ("Securities Act");

              (b) That the shares will be sold by the Fund in reliance on an exemption from the registration requirements of the Securities Act;

              (c) That the Trust's reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the representations and agreements contained in this Agreement;

              (d) That when issued, the shares will be "restricted securities" as defined in paragraph (a)(3) of Rule l44 of the General Rules and Regulations under the Securities Act ("Rule l44") and cannot be sold or transferred by Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available; and


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              (e) That there do not appear to be any exemptions from the registration provisions of the Securities Act available to the Subscriber for resale of the shares. In the future, certain exemptions may possibly become available, including an exemption for limited sales including an exemption for limited sales in accordance with the conditions of Rule l44.

      The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put it on notice as to restrictions on the transferability of the shares.

       4. To further induce the Trust, on behalf of the Fund, to accept its subscription and issue the shares subscribed for, the Subscriber:

              (a) Represents and warrants that the shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof; and

              (b) Agrees that any certificates representing the shares subscribed for may bear a legend substantially in the following form:

The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of l933 or any other federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available.

       5. This Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.

       6. The Trust's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund by the Trust's officers as officers and not individually and the obligations imposed upon the Trust by this Agreement are not binding upon any of the Trust's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund, a series of the Trust.

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      IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

                                      FIRST TRUST EXCHANGE-TRADED FUND V, ON
                                         BEHALF OF ITS SERIES, FIRST TRUST
                                         MORNINGSTAR MANAGED FUTURES
                                         STRATEGY FUND



                                      By /s/ Mark R. Bradley
                                         --------------------------------------
                                         Name:   Mark R. Bradley
                                         Title:  President and Chief Executive
                                                 Officer


                                      FIRST TRUST PORTFOLIOS L.P.



                                      By /s/ James M. Dykas
                                         -----------------------------------
                                         Name:   James M. Dykas
                                         Title:  Controller